EXHIBIT 10.27
ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of this 6th day of October, 2011, by and among WEB MERCHANTS ATLANTA, LLC, a Georgia limited liability company (“Purchaser”), LIBERATOR, INC. (f/k/a WES Consulting, Inc.), a Florida corporation ( “Seller”), and TRANSFER ONLINE, INC., an Oregon corporation (“Escrow Agent”).

WITNESSETH

WHEREAS, the Purchaser has agreed to purchase all of the outstanding stock of Web Merchants, Inc., a Delaware corporation (the “Company”) from the Seller pursuant to the terms and conditions of that certain Stock Purchase Agreement, dated as of October 6, 2011, and effective October 1, 2011, by and among the Purchaser, the Seller, the Company, Louis S. Friedman and Fyodor Petrenko (the “Purchase Agreement”);

WHEREAS, a portion of the purchase price under the Purchase Agreement consists of the return by Petrenko of Twenty-Five Million Three Hundred and Ninety-Four Thousand Four Hundred (25,394,400) shares of the $.01 par value common stock of Seller (hereinafter the “Liberator Common Stock”); and

WHEREAS, Section 1.4(g) of the Purchase Agreement provides that Purchaser shall deliver to Escrow Agent the certificate(s) representing the Liberator Common Stock acquired from Petrenko under the Purchase Agreement (the “Escrowed Stock”), and for Escrow Agent to disburse the Escrowed Stock in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.           Appointment of Escrow Agent.   Seller and Purchaser hereby designate and appoint Escrow Agent to serve as escrow agent hereunder, and Escrow Agent hereby confirms its agreement to act as escrow agent upon the terms, conditions, and provisions of this Agreement.

2.           Delivery of Escrowed Stock.  Upon the closing of the transactions under the Purchase Agreement, Purchaser shall deliver to the Escrow Agent the certificate(s) representing the Escrowed Stock.  The Escrowed Stock is to be held, administered, and delivered from (subject to Section 3 below) escrow by the Escrow Agent as provided for herein. Escrow Agent acknowledges receipt of the Escrowed Stock and agrees to hold, administer, and deliver the same from escrow in accordance with the terms of this Agreement.   Escrow Agent shall release such Escrowed Stock only as expressly permitted hereunder.

3.           Disbursement of Escrowed Stock from Escrow.   The Escrow Agent shall hold, administer and deliver the certificate(s) representing the Escrowed Stock as follows:

(a)           If on or before August 1, 2012, Seller has either satisfied, or Petrenko and Company have been provided with written release of any liability as a guarantor or co-borrower by the respective lender under, (1) that certain credit facility loan from Advance Financial Corporation to Seller, dated as of May 24, 2011, in the original amount of Seven Hundred Fifty Thousand Dollars ($750,000) (the “Advance Financial Loan”), and (2) that certain loan from Credit Cash LLC to Seller, dated as of May 19, 2011, in the original amount of Four Hundred Thousand Dollars ($400,000) (the “Credit Cash Loan”), then the Escrow Agent shall deliver the Escrowed Stock to the Seller.

(b)           If by August 1, 2012, Seller has not satisfied the Advance Financial Loan and the Credit Cash Loan and Petrenko and Company have not been provided with the written releases of liability described in subsection (a), then the Escrow Agent shall deliver the Escrowed Stock to the Purchaser.

(c)           At all times from the date hereof until the time when the conditions for delivery of the Escrowed Stock are satisfied under subsections (a) or (b) above, the Escrowed Stock shall serve as a source of funds to satisfy indemnifiable Loss(es) incurred by Fyodor  Petrenko under Section 6.1(e) of the Purchase Agreement arising from claims for repayment under the Advance Financial Loan and/or the Credit Cash Loan, subject to the provisions of Article VI of the Purchase Agreement.

4.           Escrow Agent’s Duties.  Escrow Agent shall be obligated to perform only such duties as are expressly set forth in this Agreement.

5.           Liability of Escrow Agent.  The Escrow Agent’s sole duty and responsibility hereunder is to receive and distribute the Escrowed Stock in accordance with the terms of this Agreement.  The Escrow Agent’s liability under this Agreement shall be limited to such responsibilities, which shall be carried out as the Escrow Agent shall determine.  The Escrow Agent shall be protected in acting upon any written notice, request, affidavit, certificate, waiver, consent, receipt, judgment, court order or other paper or document which Escrow Agent in good faith believes to be genuine and what it purports to be.  In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for damages, losses or expenses, except for willful default or breach of trust, and, accordingly, the Escrow Agent shall not incur any such liability with respect to (a) any action taken or omitted in good faith upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement, or (b) any action taken or omitted in reliance upon any instrument, including any written notice, request or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.  The Escrow Agent shall not be liable for any error or judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct.  The Escrow Agent shall have no responsibility with respect to the application of the Escrowed Stock disbursed by it pursuant to the provisions hereof.

6.           Disputes Affecting Escrowed Stock.  In the event of any disagreement between Seller and Purchaser resulting in adverse claims and demands being made in connection with the Escrowed Stock (or any portion thereof) involved herein or affected hereby, the Escrow Agent shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of any part of the Escrowed Stock then held under this Agreement which are the subject of such disagreement, and in so doing shall be entitled to continue to refrain from acting until (a) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court in Fulton County, Georgia assuming and having jurisdiction of the Escrowed Stock involved herein or affected hereby or (b) all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto. In the event of such disagreement, the Escrow Agent may, but need not, tender into the registry or custody of any court of competent jurisdiction in Fulton County, Georgia all money or property in the Escrow Agent’s hands under the terms of this Agreement, together with such legal proceedings as the Escrow Agent deems appropriate and thereupon to be discharged from all further duties under this Agreement. The filing of any such legal proceeding shall not deprive the Escrow Agent of compensation earned prior to such filing. The Escrow Agent shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve the Escrow Agent in any cost, expense, loss or liability unless indemnification shall be furnished to the Escrow Agent.

7.           Escrow Agent’s Fees.   The parties shall pay Escrow Agent a one time fee of $750 as compensation for its duties hereunder.

8.           Indemnification.  So long as Escrow Agent has met the standard of care required of it pursuant to this Agreement, the parties agree to indemnify and hold Escrow Agent harmless from and against any and all loss, damage, expense, liability or claim to which Escrow Agent may become subject as a result of performing its duties as Escrow Agent under this Agreement; provided that the Escrow Agent shall not be entitled to any indemnity for any losses, damages, taxes, liabilities or expenses that directly result from its own willful misconduct or gross negligence.

9.           Ownership for Tax and Corporate Law Purposes.  The parties hereto agree that, for purposes of federal and other taxes based on income, and for purposes of exercising any voting rights associated with or receiving any dividends or other distributions (including liquidating distributions) payable upon the Escrowed Stock, Seller is and will be treated as the beneficial owner of the Escrowed Stock unless and until it is disbursed to a person other than Seller pursuant to Section 3(b) or (c) above, and will report all income, if any, that is earned on, or derived from, the Escrowed Stock as its income in the taxable year or years in which such income is properly included and pay any taxes attributable thereto.  Escrow Agent will not be responsible for tax reporting. Escrow Agent shall report and, as required, withhold any taxes as it reasonably determines may be required by any law or regulation in effect at the time.

10.           General Provisions.

(a)           Assignment. Neither this Agreement nor any right or benefit of any party hereunder may be assigned or transferred by such party without the prior written consent of all other parties hereto.

(b)           Amendment. This Agreement may not be amended or modified without the prior written consent of all parties.

(c)           Waiver.  Failure to insist upon strict compliance with any of the terms or conditions of this Agreement at any one time shall not be deemed a waiver of such term or condition at any other time; nor shall any waiver or relinquishment of any right or power granted herein at any time be deemed a waiver or relinquishment of the same or any other right or power at any other time.

(d)           Governing Law.  Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that this Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Georgia, without regard for its conflict of laws doctrine.

(e)           Notices.  Any notice or other communication to be given hereunder shall be in writing and shall be deemed sufficient when (i) mailed by United States certified mail, return receipt requested, (ii) delivered by overnight courier service, or (iii) delivered in person, at the address set forth below, or such other address as a party may provide to the others in accordance with the procedure for notices set forth in this Section:

If to the Purchaser:	With a copy to:

Web Merchants Atlanta, LLC	Busch, Slipakoff & Schuh, LLP
1820 Peachtree Rd NW	3350 Riverwood Pkwy, Suite 1550
Atlanta, GA 30309	Atlanta, GA 30339
Attn: Fyodor Petrenko, Sole Member	Attn: Adam Slipakoff, Esq.

If to the Seller:	With a copy to

Liberator, Inc.	Friedman, Dever & Merlin, LLC
2745 Bankers Industrial Drive	5555 Glenridge Connector NE, Suite 925
Atlanta, GA 30360	Atlanta, GA 30342
Attn: Louis S. Friedman, President	Attn: Sheldon E. Friedman, Esq.

If to the Escrow Agent:

Transfer Online, Inc.
512 SE Salmon Street
Portland, OR 97214
Attn: Lori Livingston, President & CEO

Notices shall be effective upon the date of delivery or refusal of personal delivery, certified mail or courier delivery.  Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice.

(f)           Invalid Provision. If any provision of this Agreement shall be determined to be invalid or unenforceable, this Agreement shall be deemed amended to delete such provision and the remainder of this Agreement shall be enforceable by its terms.

(g)           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(h)           Further Assurances.  Each party agrees to execute and deliver all such further instruments and do all such further acts as may be reasonably necessary or appropriate to effectuate this Agreement.

(i)           Headings. Headings and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

(j)           Person and Gender. The masculine gender shall include the feminine and neuter genders and the singular shall include the plural.

(k)           Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to matters set forth in this Agreement, and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

(l)           Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

(m)           Execution in Counterparts.   This Agreement may be executed in any number of counterparts (including facsimile and .pdf counterparts), each of which shall be an original, and all such counterparts shall constitute one and the same Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the day and year first above written.

PURCHASER:

WEB MERCHANTS ATLANTA, LLC

By:	/s/ Fyodor Petrenko
Name:	F. Petrenko
Title:	Sole Member

SELLER:

LIBERATOR, INC.

By:	/s/ Louis S. Friedman
Name:	Louis S. Friedman
Title:	President and CEO

ESCROW AGENT:

TRANSFER ONLINE, INC.

By:
Name:	Lori Livingston
Title:	President & CEO